UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

November 17, 2008
Date of Report (Date of earliest event reported)

INPLAY TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-15069	88-0308867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13845 North Northsight Boulevard
Scottsdale, Arizona 85260
(Address of principal executive offices) (Zip Code)

(480) 586-3300
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 17, 2008, InPlay Technologies, Inc. (“Company”) appointed Van H. Potter as President and Chief Executive Officer. Previously, Mr. Potter served as President and Chief Operating Officer of the Company.  Mr. Potter succeeds Steven P. Hanson, who resigned as the Company’s Chief Executive Officer but who will remain with the Company as Executive Chairman.

Mr. Potter was also elected to the Company’s Board of Directors. He will serve as a Class 3 director, whose term will expire in 2010.

Van H. Potter

Mr. Potter, 50, joined the Company in September 2008 as President and Chief Operating Officer.  Before joining InPlay, Mr. Potter served as Vice President, Business Development for Pixtronix, an emerging provider of portable display technologies. Prior to that time, Mr. Potter served as Senior Vice President of Marketing for International Display Works, which had acquired Three-Five Systems’ small form-factor display business. From 2002 to 2005, Mr. Potter held senior management positions with Three-Five Systems, including senior vice president, electronic manufacturing services; senior vice president, business groups and heading up the Display Products division. From 1994 to 2002, Mr. Potter held management, marketing and new business development posts at Rogers Corp. and Durel Corp. Mr. Potter holds a B.S. in mechanical engineering from Northeastern University and an M.B.A. from Arizona State University.

During September 2008, the Company entered into an employment agreement with Mr. Potter to serve as the Company’s President and Chief Operating Officer.  Under the agreement and effective upon Mr. Potter’s appointment as the Company’s Chief Executive Officer, the Company will pay Mr. Potter a base salary of $250,000.  Mr. Potter agreed to defer the first $75,000 of his base salary until such time as the Company receives equity funding of at least $3.0 million.  Mr. Potter’s base salary will be reviewed annually by the Compensation Committee.  Beginning in fiscal year 2009, and in the discretion of the Compensation Committee, Mr. Potter will be eligible to receive an annual bonus in an amount up to his base salary.  In September, the Company granted Mr. Potter options to purchase 200,000 shares of the Company’s common stock at an exercise price per share of $0.22.  One-third of the options vest on each of March 22, 2009, 2010, and 2011.  The vesting of all such options will accelerate and become exercisable upon a change of control of the Company.  The agreement provides vacation benefits, reimbursement of business expenses, and the right to participate in company-wide benefits including any benefit plans available to similarly situated employees.  The Company and Mr. Potter may each terminate his employment at any time.  If the Company terminates Mr. Potter’s employment for “cause,” if he terminates his employment with the Company, or if his employment terminates as a result of his death, the Company will pay Mr. Potter his base salary through the date of termination or death.  If the Company terminates his employment without “cause,” the Company will pay Mr. Potter (a) his base salary through the date of termination, (b) his base salary for a 12-month period following termination, and (c) COBRA premiums for a 12-month period.  Mr. Potter will receive these same benefits in the event Mr. Potter’s employment is terminated for any reason other than “cause” during the 12-month period following a change of control of the Company, as well as any incentive compensation determined by the Compensation Committee based on his performance and achievement of goals as of the effective date of the change of control.  The agreement also contains provisions that restrict Mr. Potter from using confidential information, competing with the Company, or otherwise soliciting the Company’s customers and employees.

Steven P. Hanson

Mr. Hanson will receive an annual salary of $50,000. The Company provides Mr. Hanson vacation benefits, reimbursement of business expenses, and the right to participate in company-wide benefits including any benefit plans available to similarly situated employees.  The Company and Mr. Hanson may each terminate his employment at any time.

On November 17, 2008, we filed a press release announcing the appointment of Van H. Potter as our Chief Executive Officer and the resignation of Steven P. Hanson as our Chief Executive Officer, a copy of which is attached hereto as Exhibit 99.1 and is hereby incorporated by reference into this Item 5.02.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibit(s)

99.1	Press Release from InPlay Technologies, Inc., dated November 17, 2008, entitled “InPlay Technologies Promotes Van H. Potter to President and CEO; Steven P. Hanson to remain executive chairman”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InPlay Technologies, Inc.
(Registrant)

Date:	November 17, 2008	By:	/s/ Mark R. Sokolowski
Mark R. Sokolowski
Chief Financial Officer